EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT



The Partners
CarrAmerica Realty, L.P.:

We consent to incorporation by reference in the registration statement (No. 333-22353) on Form S-3 of CarrAmerica Realty, L.P. of our report dated February 6, 1998, relating to the consolidated balance sheets of CarrAmerica Realty, L.P. as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital and cash flows for the year ended December 31, 1997 and the period from March 6, 1996 (date of inception) to December 31, 1996 and the related schedule of Consolidated Real Estate and Accumulated Depreciation as of December 31, 1997.




Washington, D.C.
March 31, 1998